Exhibit 32

Section 1350 Certifications

TIDELANDS BANCSHARES, INC.

EXHIBIT 32

SECTION 1350 CERTIFICATIONS

The undersigned, the Chief Executive Officer and the Chief Financial Officer of Tidelands Bancshares, Inc. (the "Company"), each certify that, to his knowledge on the date of this certification:

1.	The quarterly report of the Company for the period ended September 30, 2005 as filed with the Securities and Exchange Commission on this date (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

Date: November 3, 2005	By: /s/ Robert E. Coffee, Jr.
Robert E. Coffee, Jr.
President & Chief Executive Officer

Date: November 3, 2005	By: /s/ Alan W. Jackson
Alan W. Jackson
Chief Financial Officer